CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 23, 2020, and February 23, 2021, relating to the financial statements and financial highlights, which appear in AMG GW&K Small Cap Value Fund II’s (formerly AMG Managers Silvercrest Small Cap Fund) and AMG GW&K Small Cap Value Fund’s (formerly AMG Managers Skyline Special Equities Fund) Annual Reports on Form N-CSR for the years ended October 31, 2020 and December 31, 2020, respectively. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Disclosure of Portfolio Holdings”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 21, 2021